Exhibit 3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of October 19, 2007, by and among (i) Tower Tech Holdings Inc., a Nevada corporation (“Buyer”), (ii) the shareholders of Brad Foote Gear Works, Inc., an Illinois corporation (the “Company”) identified on the signature page to this Agreement (each, a “Seller” and, collectively, the “Sellers”) and (iii) Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings accorded to such terms under the Purchase Agreement referred to below.

WHEREAS, Buyer, Sellers and the Company have entered into a Stock Purchase Agreement dated as of August 22, 2007 (the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, the Buyer shall deposit with the Escrow Agent an aggregate of (i) $5,000,000 in immediately available funds (together with Interest accrued on such amount, the “Cash Escrow Amount”) and (ii) 2,500,000 shares of Buyer Common Stock (the “Escrow Shares”), having a value of $10,000,000 based on the Price Per Share determination at Closing without the application of the .80 multiplier described in the Purchase Agreement, in order to provide a source of funds for satisfaction of amounts owing from the Sellers to Buyer or any Buyer Indemnified Person pursuant to Article 11 of the Purchase Agreement;

WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, Section 12.5 of the Purchase Agreement provides for the Sellers’ appointment of J. Cameron Drecoll as their representative (the “Sellers’ Representative”), with permission and authority to act, direct, and provide notices and responses on behalf of the Sellers, and to receive the Sellers’ payments as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

1.  Escrow Fund.

(a) Simultaneously with the execution of this Agreement, pursuant to Section 2.3(c) of the Purchase Agreement:

(i)                                     Buyer shall have deposited $5,000,000 in immediately available funds with the Escrow Agent; and

(ii)                                  Buyer shall provide its transfer agent with instructions to deliver to the Escrow Agent, as soon as reasonably practicable following the Closing, certificates representing the Escrow Shares in the amounts and made out to the parties set forth on Exhibit A, together with three (3) stock powers executed in blank for each certificate;

in each case, to be held and disbursed subject to the terms and conditions of this Agreement and the Purchase Agreement.

(b) The Escrow Agent shall acknowledge receipt of the Cash Escrow Amount and the Escrow Shares and agrees to hold the Cash Escrow Amount and the Escrow Shares together with any and all interest, income, dividends and gains (collectively, “Interest”) accrued thereon (the Cash Escrow Amount, the Escrow Shares and the Interest collectively, the “Escrow Fund”), in a separate and distinct account in the name of Brad Foote Gear Works Escrow (the “Escrow Account”), subject to the terms and conditions of this Agreement. The Escrow Fund will be available to satisfy any indemnification obligations of the Sellers to Buyer or Buyer Indemnified Persons under Article 11 of the Purchase Agreement. The Escrow Agent shall not distribute or release all or any portion of the Escrow Fund except in accordance with the express terms and conditions of this Agreement. As used herein, the term “Cash Escrow Amount” shall include any Interest accrued thereon plus any cash dividends distributed with respect to the Escrow Shares.

(c) Except as the Buyer and the Sellers’ Representative may from time to time jointly instruct the Escrow Agent in writing, the Cash Escrow Amount shall be invested in a Wells Fargo Bank Money Market Deposit Account (a “MMDA”) until distribution of the entire Escrow Fund. Buyer and Sellers understand that the amounts on deposit in the MMDA are insured, subject to the applicable rules of the Federal Deposit Insurance Corporation (the “FDIC”), in the basic FDIC insurance amount of $100,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $100,000. Buyer and Sellers understand that deposits in the MMDA are not secured. Buyer and Seller understand that they have full power to direct investments of the Escrow Fund and that they may change direction of investment at any time and that such investment instruction shall continue in effect until revoked or modified by joint written notice of Buyer and Sellers’ Representative to the Escrow Agent. Subject to the provisions of this Agreement, the Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement. In addition, with respect to any moneys held in the Escrow Fund:

(i)                                     Buyer and Sellers recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any permitted investment.

(ii)                                  Interest and other earnings on permitted investments shall be added to the Escrow Account. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement.

(iii)                               The Escrow Agent is hereby authorized to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to Buyer and the Sellers’ Representative on a monthly basis reflecting activity in the Escrow Account for the preceding month. Although the Buyer, on the one hand, and each of the

Sellers, on the other hand, recognize that they may obtain a broker confirmation or written statement containing comparable information at no additional cost, the Buyer, on the one hand, and each of the Sellers, on the other hand, hereby agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for the Escrow Account if no activity occurred for such month.

(iv)                              Buyer, on the one hand, and each of the Sellers, on the other hand, acknowledge and agree that the delivery of the Escrow Fund is subject to the sale and final settlement of permitted investments. Proceeds of a sale of permitted investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such permitted investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

(d) Within ten (10) days after the end of each calendar quarter prior to the Distribution Date (the “Determination Date”), Buyer and Sellers’ Representative shall make a determination as to the aggregate fair market value (the “Fair Market Value”) of the Escrow Shares based on the Per Share Price as of the end of such calendar quarter (as opposed to the Closing Date provided for in the Purchase Agreement for the valuation of the Buyer Common Stock portion of the Escrow Amount), without the application of the .80 multiplier or the minimum or maximum price limitations described in the Purchase Agreement. In the event that the Fair Market Value of the Escrow Shares as of the Determination Date, together with the Cash Escrow Amount less any accrued Interest as of such date is less than the Threshold Amount (as defined below), Sellers shall deposit with the Escrow Agent within five (5) business days of the Determination Date an additional number of shares of Buyer’s Common Stock such that the aggregate Fair Market Value of the Escrow Shares as of the Determination Date, together with the Cash Escrow Amount less any accrued Interest, equals the Threshold Amount. In the event that the Fair Market Value of the Escrow Shares as of the Determination Date, together with the Cash Escrow Amount less any accrued Interest as of such date is greater than the Threshold Amount, upon joint written notice of the Buyer and Sellers’ Representative to the Escrow Agent delivered within five (5) business days of the Determination Date, the Escrow Agent shall cause to be distributed to the Sellers’ Representative, for further distribution to the Sellers in proportion to the percentages listed on the attached Exhibit A, such number of Escrow Shares so that, after giving effect to the distribution, the Fair Market Value of the Escrow Shares, together with the Cash Escrow Amount less any accrued Interest equals the Threshold Amount. For purposes of this Agreement, “Threshold Amount” shall mean $15,000,000, less the aggregate amount of indemnification claims paid from the Escrow Account prior to any determination of Fair Market Value hereunder. By way of example and for illustrative purposes only, in the event that, as of a Determination Date (i) there have been no distributions from the Escrow Fund and (ii) the Fair Market Value of the Escrow Shares is $9,000,000, Sellers would be required to deposit with the Escrow Agent $1,000,000 in additional shares of Buyer’s Common Stock based on the Per Share Price as of such Determination Date. If, as of a Determination Date (i) there have been no distributions from the Escrow Fund, (ii) the Cash Escrow Amount has increased to $5,100,000 as a result of accrued Interest and (iii) the Fair Market Value of the Escrow Shares is $11,000,000, the Escrow Agent shall release to the Sellers’ Representative, for further distribution to the Sellers as they shall have agreed among themselves, $1,000,000 in Escrow Shares based on the Per Share Price as of such Determination Date.

2.  Escrow Shares.

(a) Rights of Sellers in Escrow Shares:

(i)                                     The Sellers shall, during the term of this Agreement, be entitled to all rights afforded to stockholders of Buyer, including the right to vote their respective Escrow Shares. The Escrow Agent shall forward any proxy materials received to the respective Sellers.

(ii)                                  Prior to the Distribution Date (as that term is defined below), (A) all dividends payable in cash with respect to the Escrow Shares shall be paid to the Escrow Agent to be held in escrow or distributed to Sellers, as the case may be, in accordance with the terms hereof and (B) all dividends payable in Buyer’s Common Stock with respect to the Escrow Shares shall be delivered to the Escrow Agent to be held in escrow or distributed to Sellers, as the case may be, in accordance with the terms hereof.

(b) Prior to the Distribution Date (i) no sale, transfer or other disposition by Sellers may be made of any of the Escrow Shares (other than Escrow Shares distributed to the Sellers pursuant to Section 1(d), and (ii) no Seller shall pledge or grant a security interest in the Escrow Shares (other than Escrow Shares distributed to the Sellers pursuant to Section 1(d)) or grant a security interest in their rights under this Agreement; and (iii) Sellers shall have the unrestricted right to substitute cash for any portion of the Escrow Shares based on the Per Share Price at which time the Escrow Shares with respect to which cash has been substituted shall be released to Sellers Representative for distribution to the Sellers, provided that the Escrow Amount shall not be less than the Threshold Amount as a result of any such substitution.

(c) Any release or distribution of Escrow Shares shall be made by mailing the stock certificates deposited with the Escrow Agent to the Buyer’s transfer agent, whose name, address and phone number will be provided in writing to the Escrow Agent on the date hereof. .The Escrow Agent shall execute such endorsements, stock powers or other documents sufficient to enable the Buyer’s transfer agent to re-issue any stock certificates as required to effect any distribution or release to Sellers or Buyer hereunder. If any Escrow Shares remain available after such distribution or release, the Buyer will cause the transfer agent to issue stock certificates to the Escrow Agent for the remaining balance of the Escrow Shares to remain in the Escrow Fund until distributed or released pursuant to this Agreement. No fraction of an Escrow Share shall be distributed, and each fractional share thereof shall be rounded up or down to the nearest whole number.

3. Claims and Escrow Fund. The purpose of the Escrow Fund is to provide a source of funds for the payment, and the procedures for the payment from such funds, of any amounts which may become payable to Buyer or any Buyer Indemnified Person pursuant to Article 11 of the Purchase Agreement prior to the Distribution Date. The procedure for such payments to the Buyer (on behalf of all Buyer Indemnified Persons) shall be as follows:

(a) Prior to the Distribution Date, if from time to time the Buyer determines that it is entitled to a payment pursuant to Article 11 of the Purchase Agreement, it may request payment from the Escrow Fund by giving written notice of its claim (a “Claim Notice”) at the same time and in the same manner to the Escrow Agent and the Sellers’ Representative (in each case in accordance with the provisions of Section 8 below), describing in such notice the nature of the claim and the amount thereof (which amount set forth in each Claim Notice is referred to herein as a “Claimed Amount”); provided, however, the Escrow Agent shall have no duty or obligation to verify the provision in the Purchase Agreement provided in such Claim Notice, the amount of such Claimed Amount or the Buyer’s rights under such provision.

(b) Sellers’s Representative shall provide any written objection to a Claim Notice by the Buyer within thirty (30) calendar days after receipt by the Escrow Agent and Sellers’ Representative of the Claim Notice (the “Objection Period”). If there is no objection to the Claim Notice, Buyer shall, within thirty (30) calendar days after expiration of the Objection Period provide instruction to the Escrow Agent, with copy to the Seller’s Representative, as to whether the Claimed Amount shall be satisfied from the Cash Escrow Amount, the Escrow Shares or both (the “Fund Disbursement Notice”). The Fund Disbursement Notice shall specify the number of Escrow Shares, if any, to be applied against such Claimed Amount (which determination shall be based upon the Fair Market Value of such Escrow Shares as of the date of such Fund Disbursement Notice. The Escrow Agent shall on the next banking day after receipt of the Fund Disbursement Notice distribute to the Buyer from the Escrow Fund such Claimed Amount up to the amount of the Escrow Fund then outstanding in accordance with the Fund Disbursement Notice. If such disbursement involves the distribution of Escrow Shares, the Escrow Agent shall begin the process of disbursing the Escrow Shares to the transfer agent for re-registration and disbursement to the Buyer on the banking day following the receipt of the Fund Disbursement Notice. If the Sellers’ Representative fails to respond to the Claim Notice within thirty (30) calendar days of his receipt of the Claim Notice, the Claimed Amount will be deemed accepted and will be distributed from the Escrow Fund, from the Cash Escrow Amount first and then, if required, from the Escrow Shares. Notwithstanding anything herein to the contrary, with respect to any Claim Notice delivered to the Escrow Agent prior to the six month anniversary of this Agreement and with respect to which it has been finally determined (without any further right of appeal) that the Claimed Amount is due and payable on or prior to the six month anniversary of this Agreement, in no event shall the Escrow Agent be required or permitted to make any disbursement to Buyer of Escrow Shares from the Escrow Fund prior to the day next succeeding the six month anniversary of this Agreement to satisfy all or any portion of said Claimed Amount.

(c) If within the Objection Period referred to in Section 3(b) above the Escrow Agent and Buyer shall have received from Sellers’ Representative a written objection to a Claim Notice (a copy of which shall in each case be sent to the Buyer in accordance with the provisions of Section 8 below), then such claim for indemnity shall be deemed to be an “Open Claim” and the Escrow Agent shall reserve within the Escrow Fund an amount equal to the amount of the Open Claim (which amount for each Open Claim is referred to herein as a “Claim Reserve”).

(d) The amount constituting the Claim Reserve for each Open Claim shall be paid by the Escrow Agent from the Escrow Fund only in accordance with (i) a written notification executed by the Buyer and Sellers’ Representative (a “Joint Instruction”) or (ii) a final non-appealable order of a court of competent jurisdiction (a “Final Determination”). Any court order shall be accompanied by a certification by the presenting party to the effect that the order is final and non-appealable and from a court of competent jurisdiction. The Escrow Agent shall act on such court order and certification without further question.

4.  Payments from Escrow Fund. The Escrow Agent shall hold the Escrow Fund in escrow in accordance with this Agreement and shall make payments from the Escrow Fund only as follows:

(a) Payments from the Cash Escrow Amount or release of the Escrow Shares to Buyer shall be made to the Buyer for claims made by the Buyer Indemnified Persons when, and to the extent, authorized under Section 3 above.

(b) On the date which is five (5) business days following the date that is the eighteen (18) month anniversary of this Agreement (the “Distribution Date”), the Escrow Fund minus, without duplication, (i) the aggregate amount of Claim Reserves for Open Claims in existence as of the Distribution Date, (ii) the aggregate amount of Claimed Amounts in existence as of the Distribution Date that have arisen pursuant to Claim Notices delivered within thirty (30) calendar days prior to the Distribution Date that have not yet become Open Claims or been paid and (iii) the aggregate amount of funds and/or Escrow Shares released from the Escrow Fund prior to the Distribution Date to pay indemnification claims of Buyer under Article 11 of the Purchase Agreement, shall be distributed to the Sellers’ Representative in proportion to the percentages listed on the attached Exhibit A.

(c) After the Distribution Date, if a Joint Instruction or Final Determination is made for any Open Claim, then the amount payable to the Buyer under the Joint Instruction or Final Determination, as the case may be, shall be paid to the Buyer from the Claim Reserve for such Open Claim, and the balance of such Claim Reserve, if any, shall be paid to the Sellers’ Representative for further distribution to the Sellers as they shall have agreed among themselves.

5.  Duties of Escrow Agent.

(a) Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any party or any other person under this Agreement.

(b) The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the Buyer and Sellers shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays. The obligations of the Buyer and Sellers to the Escrow Agent under this paragraph shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

(c) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent. The Escrow Agent acknowledges that, although certain of the Sellers will be officers of Buyer, no Seller shall execute any notice or other document hereunder on behalf of Buyer. Concurrently herewith, the Buyer shall execute an authorized signers form in the form of Exhibit B to indicate those persons permitted to sign on its behalf.

(d) The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. If the Escrow Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall have a first lien on the property deposited hereunder for any and all costs, attorneys’ fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, Buyer and Sellers jointly and severally agree to pay to the Escrow Agent on demand its reasonable charges, counsel and attorneys’ fees, disbursements, and expenses in connection with such litigation.

(e) Other than as otherwise specifically provided herein, the Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof.

(f) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

(g) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h) The Escrow Agent (and any successor escrow agent) may at any time resign as such by delivering the Escrow Fund to any successor escrow agent jointly designated by the Buyer and the Sellers’ Representative in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the Buyer and Sellers’ Representative. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a Joint Instruction or Final Determination. Alternatively, the Escrow Agent may, in its sole discretion, petition a court of competent jurisdiction for the appointment of a successor escrow agent, and such court’s decision shall be binding on the Buyer and Sellers.

(i) In the event of any disagreement between or involving the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Fund until the Escrow Agent shall have (i) received a Final Determination directing delivery of the Escrow Fund; (ii) received a Joint Instruction directing delivery of the Escrow Fund, in which event the Escrow Agent shall disburse the Escrow Fund in accordance with such Final Determination or Joint Instruction, or (iii) filed an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Fund and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

(j) The Buyer, on the one hand, and the Sellers, on the other hand, shall pay the Escrow Agent compensation as listed on Exhibit C hereto for the services to be rendered by the Escrow Agent hereunder and agree to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which the Escrow Agent is entitled pursuant hereto shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers. The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from amounts on deposit in the Escrow Fund.

(k) In the event that any escrow property shall be attached, garnished, or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, or any part thereof, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified annulled, set aside or vacated.

(l) Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust business and assets as a whole or in part, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor escrow agent hereunder and vested with all of the title to the whole property or trust estate and all of the trusts, powers, immunities, privileges, protections and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(m) No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights hereunder.

6.  Limited Responsibility.

(a) This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement. Buyer and Sellers agree that the Escrow Agent does not assume any responsibility for the failure of the Buyer, on the one hand, and each of the Sellers, on the other hand to perform in accordance with the Purchase Agreement or this Agreement.

(b)  IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (ii) SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

7.  Income.

(a) The parties hereto hereby acknowledge that, for federal and state income tax purposes, any interest, earnings and other income earned on, or derived from, the Escrow Fund (the “Income”) shall be income of the Sellers. The Escrow Agent shall be under no obligation to invest any monies held hereunder until it has received a Form W-9 or W-8, as applicable, from the Sellers, regardless of whether such party is exempt from reporting or withholding requirements under the Internal Revenue Code of 1986, as amended. Each Seller agrees to provide the Escrow Agent with such executed Form W-9 or W-8, as applicable on the date hereof.

(b) The parties hereto understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Fund.

(c) The Escrow Agent shall be responsible for reporting any Income earned to the Internal Revenue Service in proportion to the percentages listed on the attached Exhibit A. Any tax returns required to be prepared and filed with respect to Income earned will be prepared and filed by the Sellers, and the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to any such Income. Any taxes payable on Income earned from the investment of any sums held hereunder shall be paid by the Sellers whether or not the income was distributed by the Escrow Agent during any particular year and to the extent required under provisions of the Code.

(d) Notwithstanding anything to the contrary contained herein, within 10 days after the end of each calendar quarter and immediately prior to any distribution on the Distribution Date and any other date on which a distribution is made from the Escrow Fund after the Distribution Date (each such date a “Period End Date”), the Escrow Agent shall distribute and each Seller shall be entitled to receive distributions from the Escrow Fund in the aggregate amount equal to (A) the amount of Income allocable to such Seller with respect to that period multiplied by (B) 45% (the “Tax Distribution”). For purposes of calculating the Tax Distribution, (1) the first period shall begin on the date hereof and end on the next Period End Date and (2) each other period shall begin on the day after the previous Period End Date and end on the next Period End Date. The Escrow Agent shall have no obligation to pay any taxes or estimated taxes.

8.  Notices. Any notices, demands or other communication required to be sent or given hereunder by any of the parties hereto shall in every case be in writing and shall be deemed properly served if (a) delivered personally to the recipient, or (b) sent to the recipient by reputable express courier service (charges paid) or mailed to the recipient by registered or certified mail, return receipt requested and postage paid. Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) days after the date of mailing if sent by certified or registered mail, or (z) one (1) day after date of delivery to the overnight courier if sent by overnight courier. Such notices, demands and other communications shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending party in accordance with this Section 8:

Notices to Sellers:

c/o J. Cameron Drecoll

1309 South Cicero Ave.

Cicero, IL 60804-3939

Facsimile No.:(708) 298-1012

with a copy to:

DLA Piper US LLP

203 North LaSalle Street, Suite 1900

Chicago, Illinois  60601

Attention:  Stephen A. Landsman

Notices to Buyer:

Tower Tech Holdings, Inc.

980 Maritime Drive

Suite 6

Manitowoc, Wisconsin 60611

Attention:  Steve Huntington

with a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 400

Minneapolis, Minnesota 55402

Attention:  John Wurm

Notices to Escrow Agent:

Wells Fargo Bank, National Association

Corporate, Municipal, and Escrow Solutions

MAC N9311-115

625 Marquette Avenue, 11th Floor

Minneapolis, MN 55479

Attention:  Thomas H. Caruth

9.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.  Severability. The parties hereto agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof were invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

11.  Section Headings. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12.  Banking Days. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

13.  No Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

14.  Exclusive Agreement and Modification. This Agreement supersedes all prior agreements among the parties hereto (other than the documents referred to in this Agreement as they apply to the Buyer and Sellers) with respect to its subject matter and constitutes (along with the documents referred to in this Agreement as they apply to the Buyer and Sellers) a complete and exclusive statement of the terms of the agreement between the parties hereto with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Buyer, the Sellers and the Escrow Agent.

15.  Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Wisconsin, without giving effect to any choice of law or conflict provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Wisconsin to be applied.

16.  Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. The Seller, the Representative and the Escrow Agent acknowledge and agree that the Buyer may assign all or any portion of its rights hereunder, without the prior written consent of the Sellers’ Representative or the Escrow Agent, as security to any bank or other financial institution providing financing to the Buyer. The foregoing notwithstanding, no assignment of the interests of any of the parties hereunder shall be binding on the Escrow Agent unless and until notice of such assignment shall be filed with and acknowledged by the Escrow Agent.

17.  Execution by the Escrow Agent. The execution and delivery of this Agreement by the Escrow Agent shall constitute a receipt for the Escrow Fund. The foregoing notwithstanding, no assignment of the interests of any of the parties hereunder shall be binding on the Escrow Agent unless and until notice of such assignment shall be filed with and acknowledged by the Escrow Agent.

18.  Termination. This Agreement shall terminate when the entire Escrow Fund has been distributed in accordance with Sections 3 and 4 of this Agreement.

19.  Confirmation of Appointment of Representative. Each of the Sellers hereby reconfirm the appointment of the Sellers’ Representative pursuant to Section 12.5 of the Purchase Agreement, to act in their name, place and stead with respect to this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow Agreement as of the date first written above.

BUYER:

TOWER TECH HOLDINGS INC.

By:	/s/ Steven A. Huntington
Name: Steven A. Huntington
Title: Chief Financial Officer

SELLERS:

/s/ J. CAMERON DRECOLL
J. CAMERON DRECOLL

/s/ PATRICK ROSMONOWSKI
PATRICK ROSMONOWSKI

/s/ DENNIS PALMER
DENNIS PALMER

/s/ NOEL DAVIS
NOEL DAVIS

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Thomas H. Caruth
Name:	Thomas H. Caruth
Title:	Vice President

Exhibit A

Name and Address of Seller	Ownership Percentage	Number of Escrow Shares

J. Cameron Drecoll 741 Chesterfield Naperville, IL 60540	79.2%	1,980,000

Patrick Rosmonowski 671 Willow Drive Carol Stream, IL 60188	9.9%	247,500

Dennis Palmer 865 East 22nd Street, Unit 220B Lombard, IL 60148	9.9%	247,500

Noel Davis 13775 Magic Stallion Drive Carmel, IN 46032	1.0%	25,000

Exhibit B

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Tower Tech Holdings, Inc. and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B is attached, on behalf of Buyer.

Name / Title

Specimen Signature

Steven A. Huntington
Name	Signature

Chief Financial Officer
Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Exhibit C

SCHEDULE OF ESCROW AGENT FEES

Acceptance Fee:	$4,000.00

The Acceptance Fee includes review of all related documents and accepting the appointment of Escrow Agent on behalf of Wells Fargo Bank, National Association. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. The Acceptance Fee is due at the time of closing and covers the life of the escrow.

Wells Fargo’s bid is based on the following assumptions:

•                  Number of escrow accounts to be established:  One (1);

•                  Term:  Anticipate eighteen months;

•                  Investment in the Wells Fargo Money Market Deposit Account on Exhibit A

Out-of Pocket Expenses:	Billed at Cost

This includes fees billed by any outside contractors that are engaged including for example: attorneys, accountants, managers, appraisers, etc., and also includes charges incurred for printing, publishing, postage, and special delivery expenses.